Agreement

         Dated as of the 20th day of December 2000, by and among

         Fifth Digit Technologies, LLC, a New York limited liability company, with an office at 401 East 80th Street, Suite 25A, New York, New York 10021 (hereinafter, "5D");

         Henry Seidner, presently residing at 401 East 80th Street, Suite 25A, New York, New York 10021 ("Henry");

         Alpay O. Kasal, presently residing at 1916 Avenue K, Apartment 1A, Brooklyn, New York 11230 ("Alpay");

         Daniel Osorio, presently residing at 32-03 83rd Street, East Elmhurst, New York 11370 ("Danny");

         Collette Maria Horrell, presently residing at 34 Watts Street, Apartment 5, New York, New York 10013 ("Collette"); and

         Videolocity International, Inc., a Nevada corporation, with an office at 136 Heber Avenue, Suite 209, Park City, Utah 84060 ("Video").

         Whereas, 5D is the assignee and owner of certain intellectual property relating to a video on demand system designed for specialty markets, to wit, a certain Open-Architecture Set Top Box Providing Full and Upgradable Multimedia Functionality (the "Box"), which Box is the subject of a preliminary application for Letters Patent of the United States of America filed in the US Patent and Trademark Office on August 21, 2000 and given US serial number 60/226,575;

         a certain Webcaster (the "Webcaster"), which Webcaster is the subject of a preliminary application for Letters Patent of the United States of America filed in the US Patent and Trademark Office on September 8, 2000 and given US serial number 60/233,447; and

         a certain Enhanced Video Compression Method (the "Method"), which Method is the subject of a preliminary application for Letters Patent of the United States of America filed in the US Patent and Trademark Office on July 7, 2000 and given US serial number 60/218,528;

         which applications must be completed by the first anniversary date of filing, together with any and all other improvements to, changes in, derivations from or know-how associated with any of the items listed above, and any and all other concepts, designs, products, processes, ideas or other intangible rights pertaining to video on demand solutions and products which are or were conceived of or developed by 5D or Alpay and Danny (all of which are collectively referred to as the "IP");

         Whereas, Video desires to acquire 5D, and 5D desires to be acquired by Video, pursuant to a share-for-share tax free exchange; and

         Whereas, Henry, Alpay, Danny, and Collette own all the equity interests in 5D and are sometimes referred to collectively in this Agreement as "Seller";

         Now, therefore, the parties hereto, in consideration of the premises and other good and valuable consideration, the legal sufficiency and receipt of which are hereby acknowledged, agree as follows:

         1. Video's Acquisition of 5D. At the Closing, Video shall issue and deliver to Seller 950,000 shares of its Series A Voting Preferred Stock (the "Series A Stock"), in exchange for shares constituting 100% of the equity interests in 5D (the "Shares"). The Series A Stock shall have the terms and conditions more particularly set forth in Exhibit A attached hereto and incorporated herein by reference. The Closing shall take place at a mutually agreed upon time and location on or prior to December 30, 2000. At the Closing, Seller shall deliver to Video certificates representing all of the Shares and Video shall deliver to Seller the 950,000 shares of Series A Stock allocated among Seller as set forth in Exhibit B attached hereto and incorporated herein by reference. Seller shall deliver customary investment representation letters to Video.

         2. Liabilities of 5D. At Closing, Video shall loan 5D the amount of $100,000 pursuant to a promissory note, which funds shall be used to pay 5D's outstanding obligations. Prior to Closing, 5D shall submit a list of all such obligations to Video and payment of such obligations shall be made at Closing by checks signed by Henry and Collette. 5D shall pay Henry a consulting fee in an amount equal to the difference, if any, between $100,000 and the obligations of 5D outstanding as of the date hereof or incurred up to and including the date of Closing. At the time of Closing, 5D shall have no liabilities of any kind or nature except as set forth below and, to the extent the liabilities of 5D exceed such items, the excess shall be paid by Henry.

                  (i) The $100,000.00 note payable to Video, which is referred to above.

                  (ii) The contingent liability of the 5D employment agreements entered or to be entered into between 5D and each of the noted individuals, which agreements include the annualized salaries set forth below:

                                    Alpay            -        $87,500.00
                                    Danny            -        $87,500.00
                                    Collette         -        $48,000.00

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                  (iii) The contingent liability of the 5D consulting agreement entered or to be entered into between 5D and Henry, which agreement engages Henry as a consultant to 5D through March 31, 2001 in consideration of the sum of $100,000 payable on or before March 31, 2001.

         3. Management Changes. At the Closing Henry shall resign his offices with 5D, whereupon he shall be held harmless from and against any future obligations to pay or advance monies to 5D, and Henry and 5D shall execute mutual releases of all claims each may have against the other.

         4.  Representations.

              (i) Each party hereto represents and warrants to the each of the others and all of them that he or she is fully able to enter into this agreement and to perform all of the duties and responsibilities contemplated herein and that he or she is not under any disability or reservation of right which, to the best of his or her knowledge, would prevent or prohibit him or her from entering into this agreement and/or from performing all of his or her obligations on his or her part to be performed hereunder. Each of the persons comprising Seller is acquiring the shares of Video solely for his or her own account and not with a view to a sale or distribution thereof in violation of any securities laws.

              (ii) 5D represents that it is a Limited Liability Company duly formed, validly existing and in good standing under the laws of New York, has all requisite power and authority to own or lease and operate its properties and to carry on its business as presently conducted. 5D is duly qualified as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or held under lease require it to be so qualified. Prior to Closing, 5D shall deliver to Video a complete and correct copy of 5D's Certificate of Formation, as amended to date, and 5D's Operating Agreement, as currently in effect. 5D does not have any subsidiaries and owns no equity or other interest in any other person, firm or corporation. 5D represents that it is the sole owner of the IP and owns other miscellaneous parts and equipment.

              (iii) Video represents that it is a corporation duly formed, validly existing and in good standing under the laws of Nevada, has all requisite power and authority to own or lease and operate its properties and to carry on its business as presently conducted. Video is duly qualified as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or held under lease require it to be so qualified. Prior to Closing, Video shall deliver to 5D a complete and correct copies of Video's articles of incorporation and bylaws, as amended to date. Except for its wholly-owned

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

              subsidiary, Videolocity, Inc., Video does not have any subsidiaries and owns no equity or other interest in any other person, firm or corporation.

              (iv) (a) 5D owns or possess adequate licenses or other valid rights to use all United States and foreign patents, trademarks, trade names, service marks, copyrights, and applications therefor which are material to its business, operations or financial condition (the "Patent and Trademark Rights"); (b) the validity of the Patent and Trademark Rights and the title thereto of 5D were not being questioned in any litigation to which 5D was a party; and (c) the conduct of the business of 5D as now conducted does not conflict with any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Patent and Trademark Rights.

              (v) Video and 5D each represent, as applicable to them, that: the execution, delivery and performance of this Agreement by Video and 5D and the consummation of the transactions contemplated hereby will not conflict with, or constitute or result in a breach, default or violation of (with or without the giving of notice or the passage of time) any of the terms, provisions or conditions of, (aa) the Certificate of Formation or Operating Agreement of 5D or the articles or incorporation or bylaws of Video; (bb) any law, ordinance, regulation or rule applicable to Video or 5D; (cc) any order, judgment, injunction or other decree by which Video or 5D or any of their respective assets or properties is bound; or (dd) any written or oral contract, agreement, or commitment to which Video or 5D is a party or by which they or any of their respective assets or properties is bound; nor will such execution, delivery and performance result in the creation of any material Encumbrance upon any properties, assets or rights of Video or 5D.

              (vi) 5D and Seller represent that the sale and delivery of the Shares to Video pursuant to this Agreement will vest in Video legal and valid title to the Shares, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever ("Encumbrances") (other than Encumbrances created by Video and restrictions on resales of the Shares under applicable securities laws).

              (vii) Video and 5D each represent that there is no action, proceeding or investigation in any court or before any governmental or regulatory authority pending or threatened against Video or 5D, as applicable, or to the knowledge of Video or 5D, as applicable, orally threatened, except the action filed by Video against iStreamTV in the Third District Court for the District of Utah.

         5. Entire Agreement. This Agreement constitutes the sole understanding of the parties with respect to the subject matter hereof. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

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         6. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties hereto; provided, however, that this Agreement may not be assigned by any party without the prior written consent of the other party hereto.

         7. Expenses. Seller, 5D and Video shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

         8. Notices. Any notice, request, instruction or other document (each, a "notice") to be given hereunder by any party hereto to any other party hereto shall be in writing and shall be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered personally to the party to whom the same is directed; (ii) one business day after deposit with a commercial overnight carrier, with written verification of receipt; or (iii) five business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available. Such notices shall be addressed as follows:

                  if to 5D or Seller to:      Henry Seidner
                                              Managing Director
                                              5th Digit Technologies LLC
                                              401 East 80th Street, Apt. 25A
                                              New York, NY 10021


                  if to Video to:             Jerry E. Romney, Jr.
                                              President
                                              Videolocity International, Inc.
                                              P.O. Box 4108
                                              136 Heber Avenue, Suite 209
                                              Park City, Utah  84060

         9. Public Announcements. Video and 5D shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any public statement prior to such consultation.

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

         Wherefore, the parties hereto, intending to be bound, have set their hands and seals as of the day and date noted above.

        5th Digit Technologies, LLC             Videolocity
                                                International, Inc.


        By: /s/ Henry Seider                     By:  /s/ Jerry E. Romney, Jr.
           -------------------                       --------------------------
           Henry Seidner                             Jerry E. Romney, Jr.
                                                     President

            /s/ Henry Seidner
           -------------------
           Henry Seidner

            /s/ Alpay O. Kasal
           -------------------
           Alpay O. Kasal

            /s/ Daniel Osorio
           -------------------
           Daniel Osorio

            /s/ Collette Maria Horrell
           ----------------------------
           Collette Maria Horrell

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

                                 Acknowledgment

State of  Utah             :
County of Salt Lake        : ss.

         On the 20th Day of December, 2000 before me appeared Henry Seidner, Alpay O. Kasal, Daniel Osorio and Collette Maria Horrell, known to me and to me known as the individuals referred to in the above Agreement, each of whom acknowledged to me that he or she executed the said Key Points Agreement as his or her free and voluntary act for the uses and purposes set forth therein.

                                                   /s/ Julie Davis
                                                    Notary Public

                    Limited Liability Company Acknowledgment

State of Utah              :
County of Salt Lake        : ss.

         On the 20th Day of December, 2000 before me appeared Henry Seidner, the managing member of 5th Digit Technologies, LLC, known to me and to me known as the managing member of the company, who acknowledged to me that he executed the said Agreement as the authorized free and voluntary act of the company for the uses and purposes set forth therein.

                                                   /s/ Julie Davis
                                                    Notary Public


                            Corporate Acknowledgment

State of Utah                       :
County of Salt Lake                 : ss.

         On the 20th Day of December, 2000 before me appeared Jerry E. Romney, Jr., known to me and to me known as the President of Videolocity International, Inc., who acknowledged to me that he executed the said Agreement as the authorized free and voluntary act of the corporation for the uses and purposes set forth therein.

                                                   /s/ Julie Davis
                                                    Notary Public

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